Exhibit 2.4

CREDIT AGREEMENT

BETWEEN

TD BANKNORTH, N.A.

AND

ANDOVER MEDICAL, INC.,

ORTHO-MEDICAL PRODUCTS, INC.

AND

RAINIER SURGICAL INCORPORATED

Dated:

May 11, 2007

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of May 11, 2007, by and among Andover Medical, Inc., a Delaware corporation, (“AMI”), having its chief executive office at 510 Turnpike Street, Suite 204, North Andover, Massachusetts 01845, Ortho-Medical Products, Inc., a  New York corporation having its chief executive office at 210 Jericho Turnpike, Mineola, New York 11501 (“OMPI”), Rainier Surgical Incorporated, a Washington corporation having its chief executive office at 1144 29th Street, NW, Auburn, WA 98001 (“Rainier” and, together with AMI and OMPI, “Borrower”), and TD Banknorth, N.A., a national banking association with a principal place of business  at 61 Main Street, Andover, MA 01810  (“Banknorth” or the “Lender”).

WHEREAS, the Borrower has requested the Lender to extend credit in the form of loans and the Lender is willing to make loans to the Borrower, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION I.

DEFINITIONS

1.1.          Definitions.

All capitalized terms used in this Agreement, in the Notes, in the other Loan Documents or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

Accounts Receivable and Accounts.  All rights of the Borrowers to payment of a monetary obligation (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with the card; and all sums of money and other Proceeds due or becoming due thereon, all notes, bills, drafts, acceptances, instruments, documents and other debts, obligations and liabilities, in whatever form, owing to the Borrower with respect thereto, all guarantees and security therefor, and the Borrower’s rights pertaining to and interest in such property, including the right of stoppage in transit, replevin or reclamation; all chattel paper; all amounts due from Affiliates of the Borrower; all insurance proceeds; all other rights and claims to the payment of money, under contracts or otherwise; and all other property constituting “accounts” as such term is defined in the Uniform Commercial Code.

Acquired EBITDA.  As of any date of determination with respect to any Acquired Person, the result for such period of (i) Net Income, plus (ii) depreciation, amortization, and all other non-cash charges that were deducted in arriving at Net Income for such period plus (iii) provisions for taxes based on income that were deducted in arriving at Net Income for such period, plus (iv) Interest Expense, all as determined in accordance with GAAP but said definition may be modified by discussion between Borrower and Lender, provided however, the final determination as to the definition of Acquired EBITDA shall be determined in the Lender’s sole and absolute discretion.

Acquired Person.  Any Person, property, business or asset in the Borrower’s or any Subsidiary’s line of business acquired pursuant to a transaction permitted under Section 7.4 hereof and not subsequently sold, transferred or otherwise disposed of.

Acquisition.  Any transaction, or any series of related transactions, consummated on or after the date hereof, by which the Borrower or any Subsidiary of the Borrower (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person or a majority of the outstanding Equity Interests of a Person.

Acquisition Certificate. A certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form of Exhibit F or another form which is acceptable to the Lender in its sole discretion, that is to be delivered pursuant to Section 2.1(c)(ii)(A).

Acquisition Line Commencement Date.  The later to occur of: (i) the six month anniversary of the Closing Date, and (ii) the date when the Annualized EBITDA shall be equal to or greater than $1,000,000.

Acquisition Line Note.  That certain Acquisition Line of Credit Note of even date herewith made by Borrower to the order of Lender in the original principal amount of $1,000,000, substantially in the form of Exhibit A-2, as the same may be amended, restated, extended, replaced or otherwise modified from time to time.

Acquisition Loan(s).  See Section 2.1(c).

Acquisition Loan Commitment.  The commitment of the Lender to make Acquisition Loans of up to a maximum principal amount of $1,000,000.

Acquisition Loan Maturity Date.  May 11, 2012.

Acquisition Loans Outstanding.  At any time, the aggregate outstanding principal balance of Acquisition Loans at the time.

Affiliate.  With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other Equity Interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other Equity Interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agreement.  This Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented, amended or restated from time to time.

AMI.  See Preamble.

AMS.  Andover Management Services, Inc., a Delaware corporation.

Annualized EBITDA.  As of any date of determination, with respect to the Borrower, the (i) Borrower EBITDA (on a consolidated basis) for the period consisting of the prior six consecutive months, ending with the most-recently completed month, multiplied by two, plus (ii) expenses reasonably incurred in connection with any Acquisitions within such six month period, plus (iii) Acquired EBITDA relating to Permitted Acquisitions within such six month period.

Anti-Terrorism Order.  The Executive Order 13224 issued on September 24, 2001.

Applicable Margin.  As of any date, with respect to Base Rate Loans, LIBOR Loans, or Commitment Fees, the applicable percentage set forth below opposite the applicable Total Debt Service Coverage Ratio, as described in Section 6.2 hereof, in effect at such date, provided, however that during the period from the Closing Date until receipt of Borrower’s first quarterly Compliance Certificate, the Total Debt Service Coverage Ratio shall be deemed to be less than 2.0 for purposes of determining the Applicable Margin:

Applicable Margin

Total Debt Service Coverage Ratio	Base Rate Loans	LIBOR Loans
> 2.0	0.50%	2.50%
< 2.0	1.00%	3.00%

If any Compliance Certificate has not been delivered to the Lender within the time periods specified by Section 5.01(d), then the highest rate set forth above shall apply until the second Business Day following receipt of such Compliance Certificate.

Notwithstanding the foregoing, no downward adjustment of the Applicable Margin hereunder shall be permitted unless (A) all of the required financial statement for the applicable period and the Compliance Certificate have been delivered to the Lender; and (B) there shall not exist any Event of Default at the time of such downward adjustment; provided, however, any such downward adjustment shall become effective as such time as the Borrower has cured any such

Event of Default to the reasonable satisfaction of the Lender.  The determination of the Applicable Margin hereunder shall be based upon the receipt of the Compliance Certificate.

Assignee.  See Section 9.1.

Base Rate.  The variable rate of interest per annum reported, from time to time, as the Prime Rate in The Wall Street Journal under the caption “Money Rates”, with a change in the Prime Rate for the purposes hereof to take effect, immediately and without notice or demand, on the same day as each change in such reported rate; provided that (1) if more than one such per annum rate is so reported or if a range of such rates is so reported, then the “Prime Rate” for the purposes hereof will be highest rate so reported or the top of such range, as the case may be, and (2) if such Prime Rate is, for any reason, no longer so reported in The Wall Street Journal, then Prime Rate (as used herein) will be determined by any comparable index as may be selected by Lender in its sole discretion.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change.

Base Rate Loan.  Any Loan bearing interest determined with reference to the Base Rate.

Borrower.  See Preamble.

Borrower’s Accountants.  Mantyla, McReynolds, LLC, or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Lender.

Borrower EBITDA.  For any fiscal period, an amount equal to (a) Consolidated Net Income for such period, plus the following, to the extent excluded or deducted in computing such Consolidated Net Income and without duplication : (i) Interest Expense, (ii) taxes, (iii) depreciation, (iv) amortization, (iv) any extraordinary charges for such period, (v) any non-cash charges for such period related to stock options, warrants, convertible preferred stock, any other derivative securities and restricted stock grants, and (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), minus (b) without duplication and to the extent included in Consolidated Net Income: (i) interest and dividend income, (ii) gain on the sale of assets and (iii) any extraordinary gains and any non-cash components of income for such period, all calculated for the Borrower in accordance with GAAP.

Borrowing Base.  As at the date of any determination thereof, an amount equal to (a) the sum of (i) 80% of the unpaid net amount of all Eligible Accounts, plus (ii) 40% of all Eligible Inventory; provided, that the portion of the Borrowing Base determined pursuant to clause (ii) shall not exceed $700,000; minus (b) Borrowing Base Reserves; provided, however, that the final determination with respect to the percentage of Eligible Accounts and Eligible Inventory shall be subject to the results of Lender’s field exams.

Borrowing Base Report.  A report signed by any Responsible Officer and in substantially the form of Exhibit E hereto.

Borrowing Base Reserves.  At any time of determination of the Borrowing Base, such reserves as the Lender may from time to time determine to establish in its sole discretion.  In determining Borrowing Base Reserves, the Lender may, but shall not be required to, rely upon its review of the financial information delivered pursuant to Section 5.1, the results of inspections and reviews of books and records as contemplated by Section 5.5, and information concerning the business, operations and prospects of the Borrower received by the Lender from any source.

Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

Capital Expenditures.  Without duplication, the aggregate amount of all payments made for the rental, lease, purchase, construction or use of any property the value or cost of which, under GAAP that would be reflected on the balance sheet of the Borrower in the category of property, plant, equipment or intangibles including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount (as determined under GAAP) of the obligations under such lease to pay rent and other amounts, less (i) the actual cost of any Permitted Acquisition including reasonable capitalized transaction costs related thereto; and (ii) capitalized transactions costs related to the borrowings under this Agreement.

Change in Control.  The occurrence of any one of the following events:  (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group; or (d) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of any Subsidiary on a fully diluted basis; or (e) Edwin Reilly shall cease to serve as Chief Executive Officer of Borrower for any reason, and a new Chief Executive Officer that is acceptable to the Lender (in its sole discretion) shall not be elected within 60 days of his cessation to hold this position.

Closing Date.  The first date on which the conditions set forth in Sections 3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

Code.  The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

Collateral.  All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

Commitment.  The total of the Revolving Credit Commitment and the Acquisition Loan Commitment.

Commitment Fee.  The total amount of the fees set forth in Section 2.5(a) and 2.5(b) hereof.

Compliance Certificate. A certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit D or another form which is acceptable to the Lender in its sole discretion.

Consolidated Net Income.  For any fiscal period, the consolidated net income of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, except that in no event shall such consolidated net income include: (i) any gain or loss arising from any write-up of assets, except to the extent inclusion thereof shall be approved in writing by the Lender; (ii) earnings of any Subsidiary accrued prior to the date it became a Subsidiary; (iii) any extraordinary or nonrecurring gains; (iv) any deferred or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; (v) the net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions; (vi) the proceeds of any life insurance policy; and (vii) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall be made from income arising during such period.

Consolidated Tangible Net Worth.  At any date as of which the amount thereof shall be determined, the consolidated total assets of the Borrower and its Subsidiaries, with Inventory and cost of goods determined on a “first in, first out” basis, minus (a) Consolidated Total Liabilities, and minus (b) the sum of any amounts attributable to (i) the book value, net of applicable reserves, of all intangible assets of the Borrower and its Subsidiaries, including, without limitation, goodwill, trademarks, copyrights, patents and any similar rights, and unamortized debt discount and expense, (ii) all reserves not already deducted from assets or included in Consolidated Total Liabilities, (iii) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of the Initial Financial Statement, (iv) the value of any minority interests in Subsidiaries, (v) intercompany accounts with Subsidiaries and Affiliates (including receivables due from Subsidiaries and Affiliates), (vi) the value, if any, attributable to any capital stock or other Equity Interests of the Borrower or any Subsidiary held in treasury and appear as an asset on the balance sheet of the Borrower and its Subsidiaries, and (vii) the value of any loans or advances to stockholders, directors, officers or employees.

Consolidated Total Liabilities.  All obligations that should, under GAAP, be classified as liabilities on Borrower and its Subsidiaries consolidated balance sheet, including all Indebtedness, whether or not so classified.

Contra Customer.  Any customer or other Person with whom the Borrower has a contract or agreement of any kind (including an account payable) and in respect of whom there is an Account included in Eligible Accounts.

Control.  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether the ability to exercise voting power, by contract, or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Conversion Date.  The second anniversary of the date of this Agreement.

Default.  An Event of Default or any event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Drawdown Date.  The Business Day on which any Loan is made or is to be made.

Eligible Accounts.  An Account Receivable which:

(a)           is not unpaid more than 90 days after invoice date; provided, however, that the final determination with respect to the acceptable age of an Account Receivable shall be subject to the results of Lender’s field exams;

(b)           arose in the ordinary course of business of the Borrower, are completed in accordance with the terms and provisions contained in any documents related thereto and are as a result of either (i) services which have been performed for the account debtor or (ii) the absolute and bona fide sale of goods which have been shipped to the account debtor (and not on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment or other repurchase or return basis);

(c)           is the legal, valid and binding obligation of the account debtor thereunder, is assignable, is owned by the Borrower free and clear of all Encumbrances (except in favor of the Lender) and is subject to a valid, perfected first security interest of the Lender (and, if the account debtor is the United States of America or any agency or instrumentality thereof, the right to payment has been assigned to the Lender in compliance with the Assignment of Claims Act of 1940, as amended) and is not evidenced by a promissory note or other instrument;

(d)           has not been materially reduced and is not subject to material reduction, as against the Borrower, its agents or the Lender, by any offset, counterclaim, adjustment, credit, allowance or other defense, and as to which there is no (and no basis for any) return, rejection, loss or damage of or to the goods giving rise thereto, or any request for credit or adjustments known to the Borrower;

(e)           is not difficult to collect or uncollectible for any reason, including, without limitation, return, rejection, repossession, loss of or damage to the merchandise giving rise thereto, a merchandise or other dispute, any bankruptcy, insolvency, adverse credit rating or other financial difficulty or in the financial condition of the account debtor, or any impediment to the assertion of a claim or commencement of an action against the account debtor (including as a consequence of the failure of the Borrower to be qualified or licensed in any jurisdiction where such qualification or licensing is required), all as determined by the Lender in its sole discretion;

(f)            is not owing from any Affiliate of the Borrower;

(g)           is owing from an account debtor located in the United States;

(h)           if owing from any Contra Customer;

(i)            has not been designated by the Lender in its sole discretion by notice to the Borrower as unacceptable for any reason;

(l)            the amount thereof does not consist of late charges or finance charges;

(m)          the amount thereof is represented by an invoice or bill issued in the name of the applicable account debtor;

(n)           such Accounts are owed by an account debtor deemed creditworthy at all times by Lender, as determined by Lender in its sole discretion;

(o)           is owing from an account debtor of whose accounts payable owing to the Borrower are considered in the sole and absolute discretion of the Lender to constitute more than a satisfactory percentage of the Eligible Accounts;

(p)           is not owing from a Person who is the account debtor on more than a satisfactory percentage of all Eligible Accounts as determined in the sole and absolute discretion of the Lender; and

(q)           such Accounts comply with the terms and conditions contained in Section 5.14 of this Agreement.

Eligible Interest Rate Contracts.  Interest rate swap agreements, interest rate collar agreements, options on any of the foregoing and any other agreements or arrangements designed to provide protection against fluctuations in interest rates, in each case purchased by the Borrower from the Lender.

Eligible Inventory.  Inventory of the Borrower:

(a)           which is finished goods in first class condition, merchantable and saleable through normal trade channels, and which is not obsolete or scrap, waste, damaged or defective goods;

(b)           calculated at the lesser of fair market value or cost, determined on the “first-in, first-out” basis;

(c)           as to which the Borrower has good title, free and clear of all Encumbrances (except in favor of the Lender), and the Lender has a valid, perfected first lien;

(d)           which is not consigned to any Person;

(e)           which is located where the Borrower is permitted to keep its Inventory in accordance with the Security Documents; and

(f)            which has not been designated by the Lender in its sole discretion by notice to the Borrower as unacceptable for any reason.

Eligible Transferee.   Any Person (other than a natural Person) that at the time of such assignment or initial participation is (a) a commercial bank organized under the laws of the United States of America or any state thereof, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, or (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder.

Encumbrances.  See Section 7.3.

Environmental Laws.  Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

Equity Interests.  Shares of capital stock, partnership interest, membership interests in a limited liability company, beneficial interests in a trust or other Equity Interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA.  The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

ERISA Affiliate.  Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.

ERISA Event.  (a) Any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower of any ERISA Affiliate from the PBGC or a plan administrator or any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

Event of Default.  Any event described in Section 8.1.

Federal Funds Effective Rate.  For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

GAAP.  United States generally accepted accounting principles, consistently applied.

Guarantees.  As applied to any Person (the “guarantor”), all guarantees, endorsements and other contingent or surety obligations with respect to Indebtedness or other obligations of any other Person (the “primary obligor”), whether or not reflected on the consolidated balance sheet of the guarantor, including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation.

Hazardous Material.  Any substance (i) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any applicable state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (“PCB’s”).

Indebtedness.  As applied to the Borrower and its Subsidiaries, without duplication, (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of the Borrower and its Subsidiaries and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Borrower or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries, (v) all Guarantees, (vi) all obligations that are immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the Borrower or any of its Subsidiaries, (vii) obligations in respect of Eligible Interest Rate Contracts, (viii) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding anything in the nature of capital stock, capital surplus and retained earnings, and (ix) the principal and interest portions of all rental obligations of Borrower and its Subsidiaries under any off balance sheet loan or similar off balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

Initial Financial Statement.  See Section 4.6.

Interest Expense.  For any fiscal period, the consolidated interest expense (including imputed interest on capitalized lease obligations) and amortized debt discount on Indebtedness of the Borrower and its Subsidiaries for such period.

Interest Period.  With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one month thereafter; provided that:

(i)            any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii)          any Interest Period that would otherwise end after the Revolving Credit Maturity Date shall end on the Maturity Date; and

(iv)          notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

Inventory.  All goods, merchandise and other personal property (including warehouse receipts and other negotiable and non-negotiable documents of title covering any such property) of the Borrower that are held for sale, lease or other disposition, or are to be furnished under contracts of service (or that are so furnished), or are held for display or demonstration, or are leased or consigned, or that are raw materials, piece goods, work-in-process, finished goods or supplies or other materials used or consumed or to be used or consumed in the Borrower’s business, whether in transit or in the possession of the Borrower or another, including without limitation all goods covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and goods located on the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other third parties; all proprietary rights, patents, plans, drawings, diagrams, schematics, assembly and display materials relating to any of the foregoing; and all other property constituting “inventory” as such term is defined in the Uniform Commercial Code.

Investment.  As applied to the Borrower and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding Accounts Receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any Subsidiary), and the making of any commitment or acquisition of any option to make an Investment.

Lender.  See Preamble.

Leverage Ratio.  As of the end of any fiscal quarter, the ratio of (i) Consolidated Total Liabilities, to (ii) Consolidated Tangible Net Worth.

LIBOR Loan.  Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

LIBOR Rate.  With respect to any LIBOR Loan for any Interest Period, the rate per annum as determined by the Lender on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period, which appears on the Dow Jones Market Service (formerly known as the Telerate Service) page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the Drawdown Date of such LIBOR Loan; provided, however, that if the rate described above does not appear on the Dow Jones Market Service on the applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred thousandth of a percentage point) determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest

Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such Interest Period, as selected by the Lender.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the LIBOR Rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Interest Period.

Loan Documents.  This Agreement, the Notes, and the Security Documents, together with any agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

Loans.  The loans made or to be made by the Lender to the Borrower pursuant to Section II of this Agreement, including Revolving Credit Loans and Acquisition Loans.

Material Adverse Effect.  A material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of Borrower and any Subsidiaries taken as a whole, (b) the ability of Borrower to perform any material obligation or to pay any Obligations under this Agreement or any of the other Financing Agreements, or (c) the validity or enforceability of this Agreement or any of the other Financing Agreements or any of the material rights or remedies of Lender hereunder or thereunder.  In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

Multiemployer Plan.  Any plan which is a Multiemployer Plan as defined in Section 4001(a)(3) of ERISA.

Note Record.  Any internal record, including a computer record, maintained by the Lender with respect to any Loan.

Notes. The Revolving Credit Notes and the Acquisition Line Note.

Notice of Borrowing or Conversion.  The notice, substantially in the form of Exhibit B hereto, to be given by the Borrower to the Lender to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.3.

Obligations.  The aggregate outstanding principal balance of and interest (and premium, if any) on the Loans (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations of the Borrower to the Lender of every kind and description pursuant to or in connection with the

Loan Documents and Eligible Interest Rate Contracts, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, in each case whether on account of principal, interest, premium, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel that are required to be paid by the Borrower pursuant to any of the Loan Documents), and including obligations to perform acts and refrain from taking action as well as obligations to pay money, solely to the extent any of the foregoing obligations arise under or in connection with the Loan Documents.

OFAC.  The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Office Lease.  That certain Office Lease commencing August 1, 2006, by and between McGarry Management, LLC, as landlord, and Andover Management Services, Inc., as tenant.

OMPI.  See Preamble.

Participant.  See Section 9.2.

Patriot Act.  See Section 10.14.

PBGC.  The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Pension Plan.  Any Plan which is an “employee pension benefit plan” (as defined in ERISA).

Permitted Acquisition.  Any Acquisition by the Borrower or any Subsidiary of the Borrower in a transaction that satisfies each of the following requirements:

(a)           With respect to any transaction:

(i)            the business acquired in connection with such Acquisition is reasonably related in operations to the Borrower’s businesses immediately prior to the proposed Acquisition, including manufacturers and distributors of durable medical equipment and urology companies;

(ii)           An Event of Default has not occurred and is continuing hereunder;

(iii)          if such Acquisition is an acquisition of Equity Interests of a Person, the acquired Person shall become a wholly-owned Subsidiary of the Borrower, or an existing Subsidiary thereof, and a Subsidiary Guarantor pursuant to Section 5.8 hereof;

(iv)          if such Acquisition is an acquisition of assets, the Acquisition is structured so that the Borrower or a Subsidiary of the Borrower shall acquire such assets;

(v)           if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulations T, U or X;

(vi)          no Borrower or Subsidiary thereof shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(vii)         upon execution, and not later than 11:00 a.m. Boston time on the closing date of the proposed transaction, the Borrower shall have delivered to the Lender copies of fully executed counterparts of the purchase agreement for such Acquisition, together with all schedules and exhibits thereto; and

(viii)        Borrower shall comply, as promptly as possible but in no event more than five Business Days after the consummation of such Acquisition, with the provisions of Section 5.8(a) hereof.

(b)           In addition to the provisions set forth in subsection (a), above, with respect to a transaction that that will not be financed with any Loan hereunder, as soon as available, but not less than thirty (30) days prior to the closing date of such Acquisition, the Borrower shall have provided the Lender with notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target's business.

(c)           In addition to the provisions set forth in subsection (a), above, with respect to a transaction that that will be funded entirely or in part by any Loan hereunder:

(i)            such Acquisition is not a hostile or contested acquisition;

(ii)           both before and after giving effect to such Acquisition and the Acquisition-related borrowing requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lender has been notified in writing by the Borrower that any representation or warranty is not correct and the Lender has explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

(iii)          as soon as available, but not less than sixty (60) days prior to the closing date of such Acquisition, the Borrower shall have provided the Lender (i) notice of such Acquisition, specifying the purchase price and closing date, together with a general description of the acquisition target's business, (ii) copies of all business and financial information reasonably requested by the Lender, from time to time, including consolidated pro forma financial statements of the Borrower reflecting the financial impact of the Acquisition, (iii) drafts of any purchase and sale agreement, together with any available schedules and exhibits, and (iv) if available, at least three (3) years of audited financial statements with respect to the acquisition target;

(iv)          the Lender, at its option, shall have conducted and be satisfied with the results of an audit and field examination of Accounts and Inventory relating to the acquired entity;

(v)           in connection with an Acquisition of the Equity Interests of any Person, all liens on property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all liens on such assets shall be terminated;

(vi)          the Responsible Officer shall certify (and provide the Lender with a pro forma calculation in form and substance reasonably satisfactory to the Lender) to the Lender that, immediately after giving effect to the completion of such Acquisition: on a consolidated basis, the Borrower will be in compliance with all financial covenants set forth in Section 6 hereof; and

(vii)         Lender shall consent in writing to the consummation of the transaction, which such consent shall be at its sole and absolute discretion.

Permitted Encumbrances.  See Section 7.3.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

Plan.  Any “employee pension benefit plan” or “employee welfare benefit plan” (each as defined in Section 3 of ERISA) maintained by the Borrower or any Subsidiary.

Pledge Agreement.  The Pledge Agreement dated the Closing Date made by the holders of the Borrower’s Subsidiaries’ outstanding capital stock or other Equity Interests in favor of the Lender.

Prohibited Transaction.  Any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Qualified Investments.  As applied to the Borrower and its Subsidiaries, Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America and that have maturity dates not more than one year from the date of acquisition, (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 which certificates of deposit and other deposit instruments, if not payable on demand, have maturities of not more than 180 days from the date of acquisition, (iii) commercial paper that, as of the date of acquisition, has the highest credit rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or their successors, and in each case maturing not more than 270 days from the date of acquisition, and (iv) any repurchase agreement secured by any one or more of the foregoing.

Rainier.  See Preamble.

Real Property Security Documents. The following documents, each dated as of the Closing Date (or, in the case of real property acquired subsequent to the Closing Date, dated as of the date of its acquisition), in each case as amended and in effect from time to time: (i) mortgages or deeds of trust (in form acceptable to the Lender in its reasonable discretion), (ii) a Hazardous Materials Indemnity Agreement between the Borrower and the Lender,  (iii) landlord’s and tenant’s consents and estoppel agreements (in form acceptable to the Lender in its reasonable discretion), and (iv) title insurance policies (in form and with such coverages and endorsements as are acceptable to the Lender in its reasonable discretion) covering all real property owned, leased or operated by the Borrower except as otherwise consented to by the Lender.

Responsible Officer.  The chief financial officer of the Borrower and any other officer of the Borrower designated by the chief financial officer to sign Borrowing Base Reports and Notices of Borrowing or Conversion.

Restricted Payment.  Any cash payment of a dividend, distribution, loan, advance, guaranty, extension of credit or other payment, including non-salary managerial fees and expenses, made to or for the benefit of any Person who holds an Equity Interests in, or is an officer, director, agent or other Person Affiliated with, the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any other cash payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

Revolving Credit Commitment.  The maximum dollar amount of credit which the Lender has agreed to loan to the Borrower as Revolving Credit Loans upon the terms and subject to the conditions of this Agreement, shall be $4,000,000.00.

Revolving Credit Loans. See Section 2.1(a).

Revolving Credit Maturity Date.  May 11, 2009.

Revolving Credit Note.  See Section 2.2(a).

Revolving Credit Outstanding.  At any time, the aggregate outstanding principal balance of Revolving Credit Loans at the time.

Revolving Loan Availability.  See Section 2.1.

Sanctioned Country.  A country subject to a sanctions program identified on the list maintained by OFAC and available at http:/www.treas.gove/offices/eotffc/ofac/sanctins/index.html, or as otherwise published from time to time.

Sanctioned Person.  Any of the following:  (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

SEC.  The United States Securities and Exchange Commission, or any successor agency thereto.

Security Documents.  A Security Agreement,  the Subsidiary Guaranty and the Pledge Agreement, each in favor of the Lender to secure Obligations and dated the Closing Date, in each case as amended and/or restated and in effect from time to time, and any additional documents evidencing or perfecting the Lender’s lien on the Collateral.  In the event the Lender requires the Borrower to execute one or more lock box or control agreements with financial institutions holding any of the Collateral, or a collateral assignment of patents and trademarks, following the execution hereof, such documents shall also be deemed Security Documents hereunder.

Subordinated Debt.  Indebtedness of the Borrower or any of its Subsidiaries which is expressly subordinated and made junior to the payment and performance in full of the Obligations on terms and conditions satisfactory to the Lender.

Subsidiary.  With respect to any Person, any corporation, association, joint stock company, business trust, partnership, limited liability company or other similar organization of which more than 50% of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has more than a 50% ownership interest.

Subsidiary Guaranty.  The Subsidiary Guaranty executed by the Borrower’s Subsidiaries in favor of the Lender.

Total Debt Service.  On a consolidated basis, for any period, the sum of (i) Interest Expense for such period, plus (ii) the aggregate amount of all principal payments made during such period in respect of any Indebtedness of the Borrower and its Subsidiaries.

Total Revolving Credit Outstanding.  The aggregate outstanding principal balance of Revolving Credit Loans at the time.

Type.  A LIBOR Loan or a Base Rate Loan.

Working Capital Reserve.  At any time, an amount equal to twenty percent (20%) of the then current Revolving Loan Availability.

1.2.          Rules of Interpretation.

(a)           All terms of an accounting or financial character used herein but not defined herein shall have the meanings assigned thereto by GAAP, as in effect from time to time, and all calculations for the purposes of Section VI hereof shall be made in accordance with GAAP; provided that if any time after the date hereof there shall occur any change in respect of

GAAP from that used in the preparation of the audited financial statements referred to in Section 4.6(a) in a manner that would have a material effect on any matter which is material to Section VI, the Borrower and the Lender will, within 10 Business Days after notice from the Lender or the Borrower, as the case may be to that effect, commence and continue in good faith negotiations with a view towards making appropriate amendments to the provisions hereof acceptable to the Lender to reflect as narrowly as possible the effect on Section VI as in effect on the date hereof; provided, further, that until such notice shall have been withdrawn or the relevant provisions amended in accordance herewith, Section VI shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective.

(b)           Except as otherwise specifically provided herein, reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

(c)           The singular includes the plural and the plural includes the singular.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           The words “include”, “includes” and “including” are not limiting.

(f)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(g)           All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, shall have the meanings assigned to them in such Uniform Commercial Code.

SECTION II.

DESCRIPTION OF CREDIT

2.1.          Loans.

(a)           Revolving Credit Loans.

(i)            Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, and provided that no Event of Default or Default shall have occurred and be continuing, the Lender agrees to make revolving working capital credit loans (the “Revolving Credit Loans”) to the Borrower at the Borrower’s request from time to time from and after the Closing Date and prior to the Revolving Credit Maturity Date, provided that the Total Revolving Credit Outstanding shall not at any time exceed the lower of: (i) the

Borrowing Base, or (ii) the Revolving Credit Commitment (such amount, the “Revolving Loan Availability”).

(ii)           Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, and provided that no Event of Default or Default shall have occurred and be continuing, the Lender agrees to make Revolving Credit Loans to the Borrower at the Borrower’s request from time to time from and after the Closing Date and prior to the Revolving Credit Maturity Date in connection with a Permitted Acquisition, provided that:

(A)          the amount of such Loan shall not exceed the Revolving Loan Availability minus (x) the Working Capital Reserve, and (y) then-currently outstanding Revolving Credit Loans; and

(B)           Borrower provides Lender with an Acquisition Certificate.

(iii)          Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1(a), from time to time between the Closing Date and the Revolving Credit Maturity Date upon request given to the Lender pursuant to Section 2.3.  Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

(b)           Notwithstanding the provisions of Section 2.1(a), the Lender may but shall in no way be obligated to, in its sole and absolute discretion, upon request of the Borrower advance Revolving Credit Loans to the Borrower at a time when the Total Revolving Credit Outstanding exceeds, or after giving effect to all requested Loans would exceed, the Borrowing Base (any such Revolving Credit Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), provided that (i) all Overadvances shall be Base Rate Loans, (ii) each Overadvance shall be payable on demand and, in the absence of demand, shall be due and payable sixty (60) days after the Drawdown Date thereof, and (iii) no Overadvances shall be outstanding on more than ninety (90) days within any one hundred eighty (180) day period.

(c)           Acquisition Credit Loans.

(i)            Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, and provided that no Event of Default or Default shall have occurred and be continuing, the Lender agrees to make acquisition loans (“Acquisition Loans”) to the Borrower at the Borrower’s request from time to time from and after the Acquisition Line Commencement Date and prior to the Conversion Date, provided that the Acquisition Loans shall not at any time exceed the Acquisition Loan Commitment.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, prepay and reborrow amounts, up to the limits imposed by this Section 2.1(c), from time to time between the Closing Date and the Conversion Date upon request given to the Lender pursuant to Section 2.3.  Each request for an Acquisition Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Sections 3.1 and 3.2 have been satisfied as of the date of such request.

(ii)           Each Acquisition Loan shall be used solely for the purpose of funding (A) Capital Expenditures, as permitted under this Agreement, or (B) all or a portion of the purchase price of a Permitted Acquisition.  Each request for an Acquisition Loan must be accompanied by an Acquisition Certificate, evidencing that the proposed acquisition constitutes a Permitted Acquisition.

(iii)          Repayment of Acquisition Loans.

(A) Prior to the Conversion Date, the Borrower will pay interest on the outstanding principal balance of the Acquisition Loans as hereinafter provided until the Borrower commences making the principal and interest installments described in Section 2.1(c)(iii)(B).

(B) Commencing one month after the Conversion Date and on the same day of each succeeding month, the Borrower will repay the then outstanding principal balance of the Acquisition Loans, together with interest thereon, in thirty six (36) consecutive monthly installments, each of which shall be in an amount consisting of: (x) principal in an amount equal to one thirty-sixth (1/36) of the outstanding principal balance of the Acquisition Loans on the Conversion Date, and (y) accrued interest on the unpaid principal balance of the Acquisition Loans at the rate(s) then in effect. The entire unpaid principal balance of the Acquisition Loans, together with accrued interest thereon, shall be paid in full on the Acquisition Loan Maturity Date.  After the Conversion Date, amounts repaid on the Acquisition Loans may not be reborrowed.

(d)           Limitations.  Each LIBOR Loan shall be in a minimum principal amount of $1,000,000 or in integral multiples of $100,000 in excess of such minimum amount, and each Base Rate Loan shall be in a minimum principal amount of $10,000 or in integral multiples of $10,000 in excess of such minimum amount.

(e)           Conversions.  Upon the terms and subject to the conditions and limitations of this Agreement, the Borrower may convert all or a part of any outstanding Loan into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan).  The Borrower shall give the Lender prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.

(f)            Termination or Reduction of Commitments.

(i)            The Revolving Credit Commitment shall terminate at 5:00 p.m. Boston time on the Revolving Credit Maturity Date, and the Acquisition Loan Commitment shall terminate at 5:00 p.m. Boston time on the Acquisition Loan Maturity Date.

(ii)           Subject to the provisions of Section 2.6 regarding mandatory payments, the Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Lender to reduce by $100,000, and in integral multiples of $100,000 if in excess thereof, the Revolving Credit Commitment or to terminate entirely the Revolving Credit Commitment, whereupon the Revolving Credit Commitment shall be reduced by the amount specified in such notice or shall, as the case may be, be terminated entirely.

(iii)          No reduction or termination of any Commitment may be reinstated.

(iv)          Lender may, in its sole and absolute discretion, from time to time; (a) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in its sole discretion that:  (i) the dilution with respect to the Accounts for any period (based on the ratio of (A) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (B) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors has declined.  In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts.

2.2.          The Notes.

(a)           The Revolving Credit Loans shall be evidenced by a promissory note in substantially the form of Exhibit A-1 hereto, dated as of the Closing Date (the “Revolving Credit Note”).

(b)           The Acquisition Loans shall be evidenced by a promissory note in substantially the form of Exhibit A-2 hereto, dated as of the Closing Date and completed with appropriate insertions (the “Acquisition Line Note”).

(c)           The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on any Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment.  The outstanding amount of the Loans set forth on the Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on the Lender’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.3.          Notice and Manner of Borrowing or Conversion of Loans.

(a)           Whenever the Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of another Type, the Borrower shall give the Lender a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion, which telephonic notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time on the date (i) one Business Day before the day on which the requested Loan is to be made as or converted to a Base Rate Loan, and (ii) three Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan.  Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1, (ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term “Interest Period”).  If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrower shall be deemed to have requested a Base Rate Loan.  If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Lender, the records of the Lender shall control absent manifest error.

(b)           Subject to the provisions of the definition of the term “Interest Period” herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion.  If the Lender receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective.  If the Lender does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to continue such LIBOR Loan for an additional Interest Period..

2.4.          Interest Rates and Payments of Interest.

(a)           Each Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Base Rate or the Applicable Margin, as provided below.   Such accrued interest shall be payable in arrears on the first day of each calendar month commencing on the 1st day of June, 2007 and in any event all accrued and unpaid interest thereon shall be due and payable on the applicable Maturity Date unless sooner due and payable after acceleration.

(b)           Each Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, which rate shall change with any change in the Applicable Margin, as provided below.  Such interest shall be payable for such Interest Period on the last day thereof.

(c)           The Applicable Margin and the Total Debt Service Ratio shall be determined as of the end of each fiscal quarter based upon the Compliance Certificate, and any change in the Applicable Margin shall be effective upon the delivery of such Compliance Certificate; provided, however that during any period when the Borrower has failed to deliver such quarterly financial statements as required by Section 5.1(b), the Total Debt Service Ratio shall be deemed to be less than 2.00 to 1.00 for purposes of determining the Applicable Margin.

(d)           If an Event of Default shall occur and be continuing (and such Event of Default is not waived), then at the option of the Lender the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to 6% per annum above the interest rate applicable to each such Loan in effect on the day such Default occurs, until such Default is cured or waived.

(e)           So long as the Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which the Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Lender additional interest on the unpaid principal amount of each LIBOR Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Reserve Percentage of the Lender for such Interest Period.  Such additional interest shall be determined by the Lender and notified to the Borrower, and shall be payable on each date on which interest is payable on such LIBOR Loan.

(f)            All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law of The Commonwealth of Massachusetts in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower and the Lender in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to payment of interest.  This provision shall control every other provision of all Loan Documents.

2.5.          Fees.

(a)           With respect to the Revolving Credit Commitment, the Borrower shall pay to the Lender a commitment fee, payable quarterly in arrears on the first Business Day of each quarter, equal to the amount by which the Revolving Credit Commitment exceeds the average daily principal balance of the Revolving Credit Outstanding during the quarter then-ended multiplied by a rate equal to 0.25% for the period commencing on the Closing Date and ending on the six month anniversary thereof, and thereafter at a rate equal to 0.50%.

(b)           With respect to the Acquisition Loan Commitment, prior to the Conversion Date, the Borrower shall pay to the Lender a commitment fee, payable quarterly in arrears on the first Business Day of each quarter, equal to the amount by which the Acquisition Loan Commitment exceeds the average daily principal balance of the Acquisition Loans Outstanding during the quarter then-ended multiplied by a rate equal to 0.25% for the period commencing on the Closing Date and ending on the six month anniversary thereof, and thereafter at a rate equal to 0.50%.

(c)           The Borrower may repay the Loans in full on or prior to the applicable Maturity Date without penalty or fee.

(d)           Without limiting any of the Lender’s other rights hereunder or by law, if any Loan or any portion thereof or any interest thereon or any other amount payable hereunder or under any other Loan Document is not paid within ten days after its due date, the Borrower shall pay to the Lender on demand a late payment charge equal to 5% of the amount of the payment due.

(e)           The Borrower shall pay to the Lender, solely for the account of the Lender, such other fees as the Borrower and the Lender shall agree.

(f)            The Borrower authorizes the Lender to charge to their Note Record or to any deposit account which the Borrower may maintain with any of them the interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith.

2.6.          Payments and Prepayments of the Loans.

(a)           On the Revolving Credit Maturity Date or the earlier termination of all Commitments pursuant to Section 2.1(d), the Borrower shall pay in full the unpaid principal balance of all outstanding Revolving Credit Loans together with all unpaid interest thereon and all fees and other amounts due with respect thereto.  Overadvances shall be due and payable as provided in Section 2.1.

(b)           Loans that are LIBOR Loans may be prepaid at any time, subject to the provisions of Section 2.8, upon three (3) Business Days’ notice.  Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty, upon one (1) Business Day’s notice.  Any such notice of prepayment shall be irrevocable.  Prepayments of Loans may be reborrowed to the extent provided in Section 2.1.

(c)           Except as provided in Sections 2.1(b), if at any time the Total Revolving Credit Outstanding exceed the Revolving Credit Commitment or the Borrowing Base, or the Acquisition Loans Outstanding exceed the Acquisition Loan Commitment, the Borrower shall immediately pay the amount of any such excess to the Lender for application to the appropriate line of credit.

(d)           The Acquisition Loans may be prepaid at any time, whether before or after the Conversion Date, subject to the provisions of Section 2.8, upon three (3) Business Days’ notice.

2.7.          Method of Payments.

(a)           All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States at the Lender’s head office or at such other location that the Lender may from time to time designate, in each case in immediately available funds, and shall be deemed to have been made only when made in compliance with this Section.  All such payments shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender such additional amount in U.S. Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Lender for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  The Lender may, and the Borrower hereby authorizes the Lender to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Lender or to its Note Record.

(b)           If the Commitment shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of the Borrower (including as proceeds of Collateral) by the Lender in respect of Obligations, shall be applied by the Lender in the following manner and order:  (i) first, to reimburse the Lender for any amounts payable pursuant to Sections 10.2 and 10.3 hereof; (ii) second, to the payment of Commitment Fees and any other fees payable hereunder; (iii) third, to the payment of interest due on the Loans; (iv) fourth, to the payment of the outstanding principal balance of the Loans pro rata to the outstanding principal balance of each; (v) fifth, to the payment of any other Obligations payable by the Borrower, pro rata to the outstanding principal balance of each; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

(c)           Notwithstanding anything to the contrary contained in this Section 2.7 (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to this Section 2.7(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender is not a United States Person and has not provided to the Borrower the required Internal Revenue Service Forms or (II) in the case of a payment, other than  interest, to a Lender described in Section 9.1, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.

2.8.          Indemnity.  If the Borrower for any reason (including, without limitation, pursuant to Sections 2.6, 2.10, 2.11 and 8.2 hereof) makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Lender any amount required to compensate the Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or failure, including, without limitation, any loss, costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lender to fund or maintain such LIBOR Loan.  Without limiting the foregoing, the Borrower shall pay to the Lender a “yield maintenance fee” in an amount computed as follows:  the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration of the Interest Period of the Loan as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.5(b)) to each LIBOR Loan in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the Loan as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period of the Loan as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to the Lender upon the payment of a LIBOR Loan under the circumstances described in the first sentence of this Section.  The Borrower shall pay such amount upon presentation by the Lender of a statement setting forth the amount and the Lender’s calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section shall be due and payable in the same manner as though the Borrower had made a prepayment of the LIBOR Loans.

2.9.          Computation of Interest and Fees; Due Date.  Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due.  If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time.  If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term “Interest Period”), and such extension shall be included in computing interest and fees in connection with such payment.

2.10.        Changed Circumstances; Illegality.

(a)           Notwithstanding any other provision of this Agreement, in the event that:

(i)            on any date on which the LIBOR Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

(ii)           at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

(A)          the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or
(B)           the LIBOR Rate shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Lender shall forthwith so notify the Borrower thereof.  Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to allow selection by the Borrower of the Type of Loan affected by the contingencies described in this Section (herein called “Affected Loans”) shall be suspended.  If, at the time the Lender so notifies the Borrower, the Borrower has previously given the Lender a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

(b)           In the event of a determination of illegality pursuant to subsection (a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.3 hereof.

2.11.        Increased Costs.  In case any change made after the Closing Date in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

(i)            subjects the Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Lender imposed by the United States of America or any political subdivision thereof), or

(ii)           imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Lender (other than such requirements as are already included in the determination of the LIBOR Rate), or

(iii)          imposes upon the Lender any other condition with respect to its obligations or performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by the Lender or impose any expense upon the Lender with respect to any Loans or its obligations under this Agreement, the Lender shall notify the Borrower thereof.  The Borrower agrees to pay to the Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

2.12.        Capital Requirements.  If after the date hereof the Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Lender with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Lender’s or such holding company’s capital as a consequence of the Lender’s Commitment to make Loans hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Lender to be material, then the Lender shall notify the Borrower thereof.  The Borrower agrees to pay to the Lender the amount of such reduction of return on capital as and when such reduction is determined, payable within 90 days after presentation by the Lender of a statement in the amount and setting forth in reasonable detail the Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 90 day period the Borrower shall have prepaid in full all Obligations to the Lender, in which event no amount shall be payable to the Lender under this Section.  In determining such amount, the Lender may use any reasonable averaging and attribution methods.

2.13                           Limitations on Rights Under Sections 2.10, 2.11 and 2.12.

(a)           Notwithstanding any other provision of  Sections 2.10, 2.11, and 2.12, Lender shall only exercise any of its rights under Sections 2.10, 2.11, and 2.12  with respect to the Borrower if Lender is exercising similar rights in a manner of general application to its other customers.

(b)           Notwithstanding anything in this Agreement to the contrary, the Lender shall not be entitled to compensation under Sections 2.10, 2.11, and 2.12 for any amounts incurred or accruing unless it shall have notified the Borrower that it will demand compensation for such costs or reductions within 120 days of the later of (i) the effective date of the event resulting in the Lender’s exercise of its rights under Section 2.10, 2.11 or 2.11 hereof and (ii) the date on which Lender shall have become aware of such amounts.

SECTION III.

CONDITIONS OF LOANS

3.1.          Conditions Precedent to Initial Loans.  The obligation of the Lender to make the initial Loans is subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a)           The Lender shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Lender and duly executed and delivered by the parties thereto:

(i)            This Agreement;

(ii)           The Revolving Credit Note, substantially in the form of Exhibit A-1 hereto;

(iii)          The Acquisition Line Note, substantially in the form of Exhibit A-2 hereto;

(iv)          The Security Documents;

(v)           UCC-1 Financing Statements covering the Collateral;

(vi)          UCC-3 Termination Statements to terminate Encumbrances of Persons other than the Lender of record against the Collateral, if any;

(vii)         Certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the Security Documents;

(viii)        Borrowing Base Report as of the Closing Date;

(ix)           Notice of Borrowing or Conversion as of the Closing Date;

(x)            A certificate of the Secretary or an Assistant Secretary of the Borrower with respect to resolutions of its Board of Directors authorizing the execution and delivery of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officer(s);

(xi)           The Certificate of Incorporation of the Borrower and all amendments and supplements thereto, as filed in the office of the Secretary of State of its jurisdiction of formation, certified by said Secretary of State as being a true and correct copy thereof;

(xii)          The By-laws of the Borrower and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of the Borrower as being a true and correct copy thereof;

(xiii)         A certificate of the Secretary of State of the Borrower’s jurisdiction of incorporation as to legal existence and good standing of the Borrower in such state;

(xiv)        A certificate of the Secretaries of State of each state in which the Borrower is doing business as to the due qualification and good standing of the Borrower as a foreign corporation in such states;

(xv)         An opinion addressed to the Lender from Phillips Nizer LLP, counsel to the Borrower;

(xvi)        A certificate of the Responsible Officer as to the solvency of the Borrower, the accuracy of the Borrower’s representations and warranties and such other matters as the Lender may request; and

(xvii)       Such other documents, instruments, opinions and certificates, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate.

(b)           No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Lender, might adversely affect the transactions contemplated hereby or might have a Materially Adverse Effect on the assets, business, financial condition or prospects of the Borrower.

(c)           All necessary filings and recordings against the Collateral shall have been completed and the Lender’s liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

(d)           Borrower shall have opened its primary business account with the Lender and established the accounts and performed the other actions required by Section 5.13 hereof.

(e)           All notes payable reflected on AMI’s financial statements for the fiscal year ended December 31, 2006, shall have been repaid in full.

(f)            Borrower shall have received an aggregate of $5,000,000 in net cash proceeds pursuant to equity financing transactions, the terms and conditions of which are satisfactory to the Lender in its sole discretion.  For purposes of this provision, the parties hereto agree and acknowledge that the recently consummated transaction pursuant to which AMI issued 113.256 units of its securities in three separate closings, the third of which occurred on March 27, 2007, shall be deemed to constitute $4,000,000 of net cash proceeds towards this requirement.

(g)           Lender shall have completed and be satisfied (in its sole discretion) with (i) its field examination of OMPI, and (ii) its site visit to OMPI’s facilities.

(h)           Borrower shall have consummated its acquisition of each of OMPI and Rainier, upon terms and conditions reasonably satisfactory to the Lender.

(i)            Lender shall have received audited financial statements for the fiscal year ended December 31, 2006, for each of OMPI and Rainier.

(j)            The Borrower shall have delivered to the Lender a certificate satisfactory to the Lender that sets forth information required by the Patriot Act including the identity of the Borrower, the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

(k)           The Borrower shall have paid an initial loan fee of $16,500, less any amount previously paid to the Lender upon execution of the Commitment Letter dated March 28, 2007, the field examination fees incurred in connection with Lender’s examination of OMPI and Rainier, and Lender’s other fees required to be paid hereunder (including reasonable attorneys’ fees).

(l)            AMS and Rainier Acquisition Corp., a Delaware corporation, shall have executed and delivered the Subsidiary Guaranties to Lender.

3.2.          Conditions Precedent to all Loans.  The obligation of the Lender to make any Loan, including the initial Loans, or to continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans is further subject to the following conditions:

(a)           timely receipt by the Lender of the most recent Borrowing Base Report required by Section 5.1(d), with respect to each Revolving Credit Loan, and the Notice of Borrowing or Conversion with respect to any Loan;

(b)           the representations and warranties contained in Section 4 shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

(c)           no Default or Event of Default shall have occurred and be continuing at the time of and immediately after the making of such requested Loan;

(d)           the resolutions referred to in Section 3.1 shall remain in full force and effect; and

(e)           no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Lender, would make it illegal or against the policy of any governmental agency or authority for the Lender to make Loans hereunder.

The making, continuation or conversion of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (c) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.

SECTION IV.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower hereby makes to Lender the following representations and warranties (which shall survive the execution and delivery of this Agreement), the continued truth and accuracy of which are continuing conditions to the making of each Loan by Lender to Borrower:

4.1.          Organization; Qualification; Business.

(a)           Each of the Borrower and its Subsidiaries (all of which are listed in Exhibit C attached hereto) (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction (all of which are listed on Exhibit C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Borrower or of the Borrower and its Subsidiaries taken as a whole.  Borrower represents and warrants that AMS, does not currently own any material assets, is not a party to any material agreements, excepting the Office Lease, and does not currently conduct any material business.

(b)           Since the date of the Initial Financial Statement, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

4.2.          Corporate Authority; No Conflicts.  The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby are within the power and authority of the Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the Certificate of Incorporation or By-laws of the Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower, except in favor of the Lender.

4.3.          Valid Obligations.  The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.  The Security Documents have effectively created in favor of the Lender legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests.

4.4.          Consents or Approvals.  The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person (including without limitation any lessor or lessee of Borrower’s properties), except under or as contemplated by the Security Documents.

4.5.          Title to Properties; Absence of Encumbrances.  Each of the Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, and good and valid leasehold title to all of the properties, assets and rights of every name and nature now purported to be leased by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and free from all defects of title that might Materially Adversely Effect such properties, assets or rights, or Borrower’s or its Subsidiaries’ operations conducted with respect thereto, taken as a whole.  All leases under which Borrower or its Subsidiaries is the lessor or lessee are in full force and effect and there are no existing defaults or events that with the giving of notice or passage of time or both could ripen into defaults by either party thereunder.  No third parties possess any rights with respect to any of Borrower’s or its Subsidiaries owned or leased properties, the exercise of which would have a material adverse effect on the Borrower or its Subsidiaries or their respective operations, taken as a whole.  All real property owned or leased by the Borrower is described in Exhibit C hereto.

4.6.          Financial Statements; Indebtedness.

(a)           The Borrower has furnished to the Lender its consolidated balance sheet as of December 31, 2006 and its consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by the Borrower’s Accountants.  The Borrower has also furnished to the Lender its unaudited consolidated balance sheet as of March 31, 2007 and its unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the three months then ended (the “Initial Financial Statement”), certified by the principal financial officer of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount.  All such financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations of the Borrower and its Subsidiaries for such periods.  The Borrower have also furnished to the Lender its pro forma consolidated balance sheet as of the Closing Date and projections of its future consolidated results of operations, all of which were reasonable when made and continue to be reasonable at the date hereof.

(b)           At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statement or on Exhibit C hereto.

4.7.          Changes. Since the date of the Initial Financial Statement, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrower or any of its Subsidiaries other than changes in the ordinary course of business, which has not, in the aggregate, had a Materially Adverse Effect to the Borrower and its Subsidiaries taken as a whole.

4.8.          Solvency.  The Borrower has and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; the Borrower was not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower will not be insolvent.

4.9.          Defaults.  As of the date of this Agreement, no Default exists.

4.10.        Taxes.  The Borrower and its Subsidiaries have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from any of them have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such taxes, assessments or charges.  All such contests at the date hereof are described on Exhibit C hereto.  The Borrower and its Subsidiaries have not executed any waiver that would have the effect of extending the applicable statute of limitations in respect of tax liabilities.  The federal and state income tax returns of the Borrower and its Subsidiaries have not been audited or otherwise examined by any federal or state taxing authority.  The Borrower and its Subsidiaries have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

4.11.        Litigation.  Except as set forth in Borrower’s Form 10-K SB for the fiscal year ended December 31, 2006 or in any other document subsequently filed by Borrower with the SEC for public distribution, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower’s or any Subsidiary’s officers, threatened, against the Borrower or any Subsidiary that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Borrower or its Subsidiaries, or may reasonably be expected to have a Material Adverse Effect on the assets, business or prospects of the Borrower and its Subsidiaries taken as a whole.

4.12.        Subsidiaries.  All the Subsidiaries of the Borrower are listed on Exhibit C hereto.  The Borrower or a Subsidiary of the Borrower is the owner, free and clear of all Encumbrances, of all of the issued and outstanding stock or other Equity Interests of each Subsidiary.  All shares of such stock or other Equity Interests have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

4.13.        Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

4.14.        Compliance. The Borrower has all necessary permits, approvals, authorizations, consents, variances, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business and properties without any violation of laws, regulations, authorizations and orders of public authorities (including without limitation Environmental Laws) or the rights of others, except to the extent that any such violation would not have a Material Adverse Effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole.  The Borrower and each Subsidiary are duly authorized, qualified and licensed under, and the Borrower, its Subsidiaries and all real properties owned or leased by them are in compliance with, all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a Material Adverse Effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole.  The Borrower and each Subsidiary have performed all obligations required to be performed by it under, and is not in default under or in violation of, its Certificate of Incorporation or By-laws or any other agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any Material Adverse Effect on the business, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries taken as a whole.

4.15.        ERISA.  The Borrower and its ERISA Affiliates are in compliance in all material respects with ERISA and the provisions of the Code and the regulations and published interpretations thereunder applicable to the Plans.  No ERISA Event has occurred or is reasonably expected to occur, including by reason of the consummation of the transactions contemplated by this Agreement that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability to the Borrower or any of its ERISA Affiliates.  None of the Plans had any “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) as of the last annual valuation dates applicable thereto.

4.16.        Environmental Matters.

(a)           The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations and have made all filings, registrations and other submittals which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect on the business, financial condition or operations of the Borrower or any of its Subsidiaries.  The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental

Law, except to the extent failure to comply would not have a Material Adverse Effect on the business, financial condition or operations of the Borrower and its Subsidiaries.

(b)           No written notice, notification, demand, request for information, citation, summons or order has been issued and is outstanding, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower’s knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws, or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned, leased or used by the Borrower or any of its Subsidiaries or any other location to which Hazardous Materials from such property had been transported or which they have been disposed of.

(c)           No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or, to the best of the Borrower’s knowledge, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

(d)           There are no Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Borrower’s knowledge, are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

(e)           Neither the Borrower nor any of its Subsidiaries nor, to the best knowledge of the Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws; nor to the best knowledge of the Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws.

4.17.        Restrictions on the Borrower.  The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, have a Material Adverse Effect on the business, property, assets, operations or conditions, financial or otherwise of the Borrower or any of its Subsidiaries.

4.18.        Labor Relations.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a Material Adverse Effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a material and adverse effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries and (iii) to the best knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a Material Adverse Effect on the condition (financial or otherwise), properties, business or results of operations of the Borrower or any of its Subsidiaries.

4.19.        Trade Relations.  There exists no actual or, to the best knowledge of the Borrowers, threatened termination, cancellation or limitation of, or any material modification or change in, the business relationship between the Borrowers or any of their Subsidiaries and any customer or any group of customers whose purchases, individually or in the aggregate, are material to the business of the Borrowers and their Subsidiaries, taken as a whole, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect on the business, financial condition, assets or properties of the Borrowers and their Subsidiaries, taken as a whole.

4.20.        Margin Rules.  The Borrower does not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System.

4.21.        Disclosure.  No representation or warranty made by the Borrower in any Loan Document and no document or information furnished to the Lender by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.

4.22         SEC Matters.  Since August 31, 2006, except as set forth on Exhibit C, AMI has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of AMI included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of AMI as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as set forth in the financial statements included in the SEC Documents, AMI has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements.  Such liabilities incurred subsequent to December 31, 2006 are not, in the aggregate, material to the financial condition or operating results of AMI.  AMI is in substantial compliance with the currently applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective, and intends to comply and, to the extent, possible, have any prospective acquisitions comply when required substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions and has no reason to believe that it will not be so compliant upon such effectiveness. Without limiting the generality of the foregoing, the Chief Executive Officer and the Chief Financial Officer of AMI have signed, and AMI has furnished to the SEC, all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither AMI nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

SECTION V.

AFFIRMATIVE COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lender has any obligation to lend hereunder:

5.1.          Financial Statements.  The Borrower shall furnish to the Lender:

(a)           as soon as available to the Borrower, but in any event within 120 days after the end of each fiscal year, the Borrower’s consolidated and consolidating balance sheets as of the end of and related consolidated and consolidating statements of income, retained earnings and cash flow for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP and audited and certified without qualification by the Borrower’s Accountants in the case of such consolidated statements, and certified by the Responsible Officer in the case of such consolidating statements; and, concurrently with such financial statements, a copy of the Borrower’s Accountants management report and a written statement by the Borrower’s Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Event of Default or, if in the opinion of such accountants any such Event of Default exists, they shall disclose in such written statement the nature and status thereof;

(b)           as soon as available to the Borrower, but in any event within 30 days after the end of each month, the Borrower’s consolidated and consolidating balance sheets as of the end of, and related consolidated and consolidating statements of income, retained earnings and cash flow for, the month then ended and the portion of the year then ended, setting forth in each case in comparative form the figures for the corresponding period to the Borrower’s budget, prepared in accordance with GAAP and certified by the Responsible Officer, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(c)           as soon as available to the Borrower, but in any event within 50 days after the end of each quarter, the Borrower’s consolidated and consolidating balance sheets as of the end of, and related consolidated and consolidating statements of income, retained earnings and cash flow for, the quarter then ended and the portion of the year then ended, setting forth in each case in comparative form the figures for the corresponding period to the Borrower’s budget prepared in accordance with GAAP and certified by the Responsible Officer, except for lack of footnotes and subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

(d)           concurrently with the delivery of each financial statement pursuant to subsections (a) and (c) of this Section 5.1, a Compliance Certificate;

(e)           A Borrowing Base Report, together with such other information regarding Inventory and Accounts Receivable as the Lender may require, as soon as available but in any event within 30 days after the end of each month until and through the report for the month ending December 31, 2007, and within 20 days after the end of each month thereafter;

(f)            as soon as available but in any event within 30 days after the end of each month until and through the report for the month ending December 31, 2007, and within 20 days after the end of each month thereafter, and at such other times as may be requested by the Lender, as of the period then ended, all delivered in a format acceptable to the Lender, a schedule detailing the Borrower's Inventory, in form satisfactory to the Lender, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Lender has previously indicated to the Borrower are deemed by the Lender to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrower and complaints and claims made against the Borrower), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(g)           prior to the first day of each fiscal year, the Borrower’s projections for such fiscal year, prepared on a monthly basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

(h)           promptly after the receipt thereof by the Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Borrower made by such accountants;

(i)            promptly after the same are delivered to its stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Borrower shall send to its stockholders or as the Borrower may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Borrower or its Subsidiaries;

(j)            as soon as available, but in any event within 30 days after the end of each month until and through the report for the month ending December 31, 2007, and within 20 days after the end of each month thereafter, and at such other times as may be requested by the Lender, as of the period then ended, all delivered in a format acceptable to the Lender, information adequate to identify Inventory and Accounts Receivable in form and substance satisfactory to the Lender, and if requested by the Lender, accompanied by pledges or designations of Inventory and agings or assignments of Accounts Receivable in form and substance satisfactory to the Lender, which assignments shall give the Lender full power to collect, compromise or otherwise deal with the assigned Accounts Receivable as the sole owner thereof, subject to the terms of the Security Agreement;

(k)           as soon as available, but in any event within 30 days after the end of each month until and through the report for the month ending December 31, 2007, and within 20 days after the end of each month thereafter, and at such other times as may be requested by the Lender, as of the period then ended, a schedule and aging of the Borrower’s accounts payable; and

(l)            from time to time, such other financial data and information about the Borrower or its Subsidiaries as the Lender may reasonably request.

5.2.          Conduct of Business.  The Borrower and each of its Subsidiaries shall:

(a)           duly observe and comply in all material respects with all laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities applicable to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply in all material respects with all licenses and permits necessary to the proper conduct of its business; and

(b)           maintain its existence and remain or engage substantially in the same business as that in which it is now engaged and in no unrelated business.

5.3.          Maintenance and Insurance.

(a)           The Borrower and each of its Subsidiaries shall maintain their properties in good repair, working order and condition as required for the normal conduct of their business.

(b)           The Borrower and each of its Subsidiaries shall at all times maintain liability and casualty insurance on its properties (including all Collateral) with financially sound and reputable insurers in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties and as shall be reasonably satisfactory to the Lender.  The Lender shall be named as loss payee, additional insured and/or mortgagee under such insurance as the Lender shall require from time to time, and the Borrower shall provide to the Lender loss payable endorsements in form and substance reasonably satisfactory to the Lender.  In addition, the Lender shall be given thirty (30) days advance notice of any cancellation of insurance.  In the event of failure to provide and maintain insurance as herein provided, the Lender may, at its option, provide such insurance and charge the amount thereof to the Borrower as a Revolving Credit Loan.  The Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions.  The Lender shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of law suits, and the Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

(c)           Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.  Borrower shall give Lender thirty (30) days prior written notice of any proposed change (a) in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of formation of Borrower as soon as it is available, (b) in the location of Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in Borrower’s organizational structure or jurisdiction of incorporation or formation, or (d) in Borrower’s federal taxpayer identification number or organizational identification number assigned to it by its state of organization.

5.4.          Taxes. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time during business hours when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no Encumbrance shall have been filed to secure such tax, assessment or charge.

5.5.          Inspection.  The Borrower shall permit the Lender and its designees, at any reasonable time during normal business hours and at reasonable intervals of time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) subject to Section 10.16 hereof examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers, employees and independent accountants, all at the expense of the Borrower; provided, however, that Borrower’s reimbursement obligation hereunder shall not exceed $4,000 per annum (excluding travel expenses) unless an Event of Default shall have occurred and is continuing.  Borrower agrees and acknowledges that such $4,000 maximum reimbursement obligation (excluding travel expenses) assumes (i) one such examination per year, and therefore necessarily excludes expenses incurred in connection with any examination Borrower may request relating to any new Subsidiary acquired or to be acquired by Borrower, and (ii) the centralization of the records of Borrower and its Subsidiaries.  Without limiting the generality of the foregoing, the Borrower will permit periodic reviews (as determined by the Lender) of the books and records of the Borrower and its Subsidiaries to be carried out at the Borrower’s expense by commercial finance examiners designated by the Lender.  The Borrower shall also permit the Lender to arrange for verification of Accounts Receivable, under reasonable procedures, directly with any account debtors or by other methods.

5.6.          Maintenance of Books and Records.

(a)           The Borrower and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions in accordance with GAAP and applicable law.  The Borrower shall at all times keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and of Eligible Inventory, the Borrower’s cost therefor in accordance with the Borrower’s current procedures as heretofore described by the Borrower to the Lender, and withdrawals therefrom and additions thereto, all of which records shall be updated at least monthly (or more frequently if reasonably requested by the Lender) and shall be available during the Borrower’s usual business hours at the request of any of the Lender’s officers, employees or Lender.

(b)           The Borrower shall conduct a physical count of the Inventory at least once each year or more often, if deemed prudent by the Borrower, and promptly following such physical Inventory count shall supply the Lender with a report in a form and with such specificity as may be reasonably requested in advance by the Lender.  The Borrower shall also conduct a physical Inventory count whenever reasonably requested to do so by the Lender.

5.7.          Use of Proceeds.

(a)           The Borrower will use the proceeds of Revolving Credit Loans solely for the working capital needs and general corporate purposes of the Borrower, including payment of the costs and expenses of the transactions contemplated hereby and, to the extent permitted by Section 2.1 hereof, in connection with acquisitions.

(b)           The Borrower will use the proceeds of the Acquisition Loans solely in connection with Capital Expenditures as permitted by this Agreement, and Permitted Acquisitions.

(c)           No portion of any Loan shall be used for the “purpose of purchasing or carrying” any “margin stock” or “margin security” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

5.8.          Additional Collateral / Further Assurances.

(a)           Subject to applicable law, the Borrower shall, unless the Lender otherwise consents, cause each Subsidiary of the Borrower formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Guarantor by executing a Subsidiary Guaranty.  Upon execution and delivery thereof, each such Person (i) shall become a Guarantor of the Obligations by executing and delivering a Subsidiary Guaranty and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Lender, in any property of such Guarantor which constitutes Collateral, including any parcel of real property located in the United States owned by any Guarantor by executing and delivering the appropriate Security Documents.

(b)           The Borrower and each Subsidiary executing the Subsidiary Guaranty will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other Collateral Documents as the Lender shall reasonably request.

(c)           Without limiting the foregoing, the Borrower will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at Borrower’s sole expense.

(d)           If any material assets (including any Equity Interests and any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary that is or becomes a Guarantor hereafter (other than assets constituting Collateral under any Collateral Document that become subject to the lien in favor of the Lender under any Collateral Document upon acquisition thereof), the Borrower will notify the Lender, and, if requested by the Lender, the Borrower will cause such assets to be subjected to a lien securing the Obligations and will take, and cause the Borrower and any appropriate Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.

(e)           At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Lender to effect the purposes of the Loan Documents.

5.9.          Notification Requirements.  The Borrower shall furnish to the Lender:

(a)           promptly, but in any event not more than five Business Days, after becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

(b)           promptly, but in any event not more than ten Business Days, after becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which would or might have a materially adverse effect on the assets, business or prospects of the Borrower alone or the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

(c)           promptly, but in any event not more than ten Business Days, after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary which might constitute a material adverse change in or which might have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower alone or the Borrower and its Subsidiaries, taken as a whole, written notice thereof.

5.10.        ERISA Compliance and Reports.

(a)           Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

(b)           With respect to any Plan, the Borrower shall, or shall cause its ERISA Affiliates to, furnish to the Lender promptly (i) as soon as possible and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or is expected to occur, a statement of the Responsible Officer describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor.  Promptly after the adoption of any Pension Plan subject to Title IV of ERISA, the Borrower shall notify the Lender of such adoption.

5.11.        Environmental Compliance.

(a)           The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower’s or any Subsidiary’s business, properties and assets.

(b)           If the Borrower or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary alleging a material violation of any Environmental Law requiring the Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, (iv) become aware of any investigative action or proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material or (v) notify any governmental agency or authority regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material by the Borrower or any Subsidiary, the Borrower shall promptly (but in no event more than 20 days thereafter) notify the Lender thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto and thereafter shall continue to furnish to the Lender all further notices, demands, reports and other information regarding the foregoing.

(c)           Within fifteen (15) days after the Borrower or any Subsidiary has learned of the enactment or promulgation of any Environmental Law which may result in any material adverse change in the condition, financial or otherwise, of the Borrower or any Subsidiary, the Borrower or such Subsidiary shall provide the Lender with notice thereof.

(d)           No later than thirty (30) days following the end of each calendar quarter, the Borrower shall deliver to the Lender a written report, in a form and with such specificity as is satisfactory to the Lender, describing the receipt of any notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary, regardless of whether such notice is required to be delivered by the Borrower or any Subsidiary pursuant to clause (b) above as well as the status of any pending environmental matters described in Exhibit C attached hereto.

5.12.        Loss or Depreciation of Collateral.  The Borrower shall notify the Lender promptly (but in no event more than five Business Days) after the occurrence at any time of the following events if, individually or in the aggregate, such event is material to the Borrower and its Subsidiaries, on a consolidated basis: (i) loss or depreciation in value of Inventory resulting from events other than changes in the market price for such Inventory and the amount of the loss or depreciation; (ii) rejection or return of any goods giving rise to an Eligible Account to the extent such rejection or return is not in the ordinary course of business, (iii) repossession, loss of or damage to any goods giving rise to any Eligible Account; (iv) any request by an account debtor for credit, adjustment, set off or counterclaim of or with respect to an Eligible Account; (v) any adjustment by the Borrower of the amount owing on an Eligible Account; (vi) any dispute involving merchandise, or other dispute; (vii) any material delay in the Borrower’s performance of any of its obligations to any customer if the Borrower has an Eligible Account with such customer; (viii) any other material event affecting Inventory or Eligible Accounts or the value or amount thereof, including without limitation any event which would result in an Eligible Account or Eligible Inventory no longer qualifying as an Eligible Account or Eligible Inventory.

5.13         Subsidiaries.  Borrower shall promptly notify Lender following the formation of any Subsidiary of Borrower, and provide such information as Lender may reasonably request with respect to such Subsidiary.

5.14         Accounts Covenants.

(a)           Borrower shall notify Lender promptly of:  (i) any material delay in Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower’s knowledge, would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender’s consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender.  So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances;

(b)           With respect to each Account:  (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement or pursuant to the terms of any lockbox agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable state or federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms;

(c)           Lender shall have the right at any time or times, in Lender’s name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise; and Borrower covenants to provide all assistance as may reasonably be required by Lender to obtain the foregoing information;

(d)           Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as Lender may otherwise agree;

(e)           Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender for benefit of Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, (iv) in the case of Accounts consisting of payments owed by Governmental Authorities, seek a court order directing that payments be made directly to the Lender in accordance with applicable federal and state anti-assignment laws and regulations, and (v) take whatever other action Lender may deem necessary or desirable for the protection of its or Lender’ interests.  At any time that an Event of Default exists or has occurred and is continuing, at Lender’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

5.15         Power of Attorney.

Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender), on behalf of Lender, as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, to:

(a)           at any time an Event of Default exists or has occurred and is continuing:

(i)                                     demand payment on Accounts or other proceeds of Inventory or other Collateral;

(ii)                                  enforce payment of Accounts by legal proceedings or otherwise;
(iii)                               exercise all of Borrower’s rights and remedies to collect any Account or other Collateral;
(iv)                              sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable;

(v)                                 settle, adjust, compromise, extend or renew an Account;

(vi)                              discharge and release any Account;

(vii)                           prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor;

(viii)                        notify the post office authorities and/or private overnight delivery services and couriers to change the address for delivery of Borrower’s mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and

(ix)                                do all acts and things which are necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements, and

(b)                                 at any time to:

(i)                                     take control in any manner of any item of payment or proceeds thereof;

(ii)                                  have access to any lockbox or postal box into which Borrower’s mail is deposited;

(iii)                               endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account for application to the Obligations;

(iv)                              endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral;

(v)                                 sign Borrower’s name on any verification of Accounts and notices thereof to account debtors, and

(vi)                              execute in Borrower’s name and file any UCC financing statements or amendments thereto.

(c)           Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender’s or Lender own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

5.16         Discharge of Judgment Lien.  The parties acknowledge that a judgment lien in the original amount of $23,205.26 was filed on October 16, 2002 against OMPI and in favor of Better Breathing Respiratory Care Inc. and that, as of the date hereof, such lien has not been discharged.  Borrower covenants and agrees that it shall cause such lien to be discharged within 90 days of the date hereof, failing which Lender may elect, at its sole discretion, to discharge the same by paying the amount claimed to be due (including any and all interest thereon).  Borrower shall bear any and all costs of Lender, including reasonable attorney’s fees, incurred in connection with ensuring Borrower’s compliance herewith, or if Lender elects to discharge such lien in accordance herewith.

SECTION VI.

FINANCIAL COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lender has any obligation to make any Loan hereunder:

6.1.          Leverage Ratio.  Borrower shall not permit the Leverage Ratio as determined at the end of each fiscal quarter to exceed 2.0.  This covenant shall be in effect commencing with the quarter ending September 30, 2007.

6.2.          Total Debt Service Coverage Ratio.  The ratio of Borrower EBITDA to Total Debt Service during any six consecutive fiscal months (as determined at the end of each fiscal quarter for the six months then ended) shall be (i) not less than 1.20 to 1.00 until and through the month ended December 31, 2007, and (ii) not less than 2.00 to 1.00 thereafter.  This covenant shall be in effect commencing with the fiscal quarter ending September 30, 2007.   Solely for purposes of calculating the ratio pursuant to this Section 6.2, Borrower EBITDA shall be increased to the extent rent expense exceeds actual rent paid, and decreased to the extent actual rent paid exceeds rent expense, solely with respect to rent expense relating to the Office Lease.

6.3.          Capital Expenditures.  The Borrower and its Subsidiaries shall not make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrower and its Subsidiaries in any fiscal year would exceed $300,000.

SECTION VII.

NEGATIVE COVENANTS

The Borrower covenants that so long as any Loan or other Obligation remains outstanding or the Lender has any obligation to make any Loan hereunder:

7.1.          Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee, suffer to exist, or be or remain liable with respect to any Indebtedness other than the following:

(a)           Obligations;

(b)           Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

(c)           Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;

(d)           current trade liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower or any of its Subsidiaries;

(e)           Indebtedness that is unsecured and subordinated to the Obligations on terms satisfactory to the Lender in its sole discretion;

(f)            Guarantees permitted under Section 7.2 hereof; and

(g)           Indebtedness for purchase money obligations not to exceed $300,000.

7.2.          Contingent Liabilities.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on Exhibit C hereto, and (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

7.3.          Encumbrances. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor, upon or with respect to any of its property or assets (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of Accounts Receivable with or without recourse, except the following (“Permitted Encumbrances”):

(a)           Encumbrances in favor of the Lender to secure Obligations;

(b)           Encumbrances existing as of the date of this Agreement and disclosed in Exhibit C hereto;

(c)           Encumbrances securing Indebtedness for Capital Expenditures to the extent such Indebtedness is permitted by Section 7.1(e), provided that (i) each such Encumbrance is given solely to secure the purchase price of the property acquired, does not extend to any other property and is given at the time of acquisition of the property, and (ii) the

Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

(d)           liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

(e)           landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance or other similar bonds incidental to the conduct of the Borrower’s or a Subsidiary’s business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

(f)            judgment liens securing judgments that (i) are not fully covered by insurance, and (ii) shall not have been in existence for a period longer than 10 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 10 days after the expiration of such stay;

(g)           rights of lessors under capital leases to the extent such capital leases are permitted hereunder;

(h)           easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower’s business;

(i)            liens constituting a renewal, extension or replacement of any Permitted Encumbrance;

(j)            leases, subleases or licenses granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole; and

(k)           Liens arising from UCC financing statements regarding leases permitted by this Agreement.

7.4.          Consolidation, Merger, Purchase or Sale of Assets, etc.

Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted (although any Capital Expenditures constituting a Permitted Acquisition shall be governed by clause (vi) of this Section 7.4 and not by this clause (i));

(ii) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

(iii) each of the Borrower and its Subsidiaries may sell obsolete or worn-out equipment or materials;

(iv) each of the Borrower and its Subsidiaries may sell assets (other than the capital stock of any Subsidiary), so long as (w) no Event of Default then exists or would result therefrom, (x) each such sale is in an arm's-length transaction and the Borrower or the respective Subsidiary receives at least fair market value, and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) shall not exceed $75,000 in any fiscal year of the Borrower;

(v) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(vi) the Borrower and its Subsidiaries may acquire all or substantially all of the assets of any Person pursuant to a Permitted Acquisition;

(vii) any Subsidiary of the Borrower may transfer any of its assets to the Borrower and may be merged, consolidated or liquidated with or into the Borrower so long as the Borrower is the surviving corporation of any such merger, consolidation or liquidation, and provided that Borrower provides Lender with written notice within five Business Days of such transaction; and

(viii) any Subsidiary of the Borrower may transfer any of its assets to another Subsidiary and may be merged, consolidated or liquidated with or into any Subsidiary provided that Borrower provides Lender with written notice within five Business Days of such transaction.

7.5.          Subsidiaries.  The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto, other than to the Borrower.  Neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, create or other suffer to exist any consensual Encumbrances or restrictions on the ability of any Subsidiary to pay dividends or make any other distributions on its Equity Interests held by the Borrower or pay any Indebtedness owed to the Borrower or any Subsidiary or to make loans or advances or transfer any of its assets to the Borrower or any other Subsidiary.

7.6.          Restricted Payments.   Neither the Borrower nor any of its Subsidiaries shall pay, make, declare or authorize any Restricted Payment other than:

(i)            compensation paid to employees, officers and directors in the ordinary course of business and consistent with prudent business practices;

(ii)           dividends paid by any Subsidiary to the Borrower;

(iii)          payments set forth on Exhibit C hereof.

7.7.          Investments; Purchases of Assets.  Neither the Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

(i)            Investments existing on the date hereof in Subsidiaries;

(ii)           Qualified Investments;

(iii)          Capital Expenditures to the extent permitted by Section 6.3;

(iv)          purchases of Inventory in the ordinary course of business;

(v)           normal trade credit extended in the ordinary course of business and consistent with prudent business practice; and

(vi)          advances to employees for business related expenses to be incurred in the ordinary course of business and consistent with past practices.

7.8.          ERISA Compliance.  Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (ii) incur any “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of “unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

7.9.          Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate and (ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices.  Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

7.10.        Fiscal Year.  The Borrower and its Subsidiaries shall not change their fiscal years without the prior written consent of the Lender.

7.11         Geographic Markets.  The Borrower and its Subsidiaries, collectively, shall conduct their business in not more than six geographic markets within the continental United States, and shall conduct no business outside of such geographic areas.  For purposes of this provision, the Borrower and its Subsidiaries, collectively, are permitted to engage in business in the following regions: (i) New England, (ii) the States of New York and New Jersey, (iii) the Pacific Northwest, which shall be comprised of the states of Oregon and Washington, and (iv) Kentucky and Ohio.   The two additional regions permitted pursuant to this Section 7.11 shall be selected by the Borrower, subject to Lender’s consent, provided, however, that no geographic market for purposes of this Section 7.11 shall consist of more than two states, or an area with a total population of more than 10 million people.

SECTION VIII.

DEFAULTS

8.1.          Events of Default.  There shall be an Event of Default hereunder if any of the following events occurs:

(a)           the Borrower or any Subsidiary shall fail to pay any principal of any Loan or any interest, fees or other amounts owing by it under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment; or

(b)           the Borrower or any Subsidiary shall fail to perform or comply with any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2(b), 5.5, 5.7, 5.9, 5.11(b), (c) and (d), 5.12, 6 and 7 of this Agreement; or

(c)           the Borrower or any Subsidiary shall fail to perform or comply with any term, covenant or agreement applicable to it (other than as specified in subsections 8.1(a) or (b) hereof) contained in this Agreement or any other Loan Document and such default is not cured within 20 days of the earlier to occur of (i) Borrower’s receipt of written notice of such default from Lender, or (ii) Borrower’s actual knowledge of such default; or

(d)           any representation or warranty of the Borrower made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(e)           the Borrower or any of its Subsidiaries shall fail to pay when due (after any applicable period of grace) any amount payable (i) under any Indebtedness or (ii) under any agreement for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property; or

(f)            the Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

(g)           a proceeding or case shall be commenced against the Borrower or any of its Subsidiaries, without the application or consent of such Borrower or such Subsidiary in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 45 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Borrower or such Subsidiary and shall continue unstayed and in effect for a period of 45 days; or

(h)           one or more judgments or orders for the payment of money shall be entered against the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or such Subsidiary, that in the aggregate exceeds $50,000 in value, and such judgment is not paid by or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

(i)            there shall occur a cessation of a substantial part of the business of the Borrowers for a period which materially adversely affects Borrowers’ capacity to continue their business on a profitable basis; or the Borrowers shall suffer the loss or revocation of any material license or permit now held or hereafter acquired which is necessary to the continued or lawful operation of their business; or any Borrower shall be enjoined, restrained or in any other way prevented by a court, governmental or administrative order from conducting all or any material part of its business; or

(j)            the Borrower or any ERISA Affiliate shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrower or the ERISA Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(k)           any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Encumbrance in favor of the Lender created under any of the Loan Documents shall at any time (other than by reason of the Lender relinquishing such Encumbrance) cease in any material respect to constitute a valid and, to the extent applicable, perfected Encumbrance on any material portion of the Collateral; or

(l)            a Change in Control shall occur; or

(m)          the occurrence of any material change in the condition or affairs (financial or otherwise) of the Borrower or any of its Subsidiaries or of any endorser, guarantor or surety for any Obligation which causes the Lender to deem itself insecure.

8.2.          Remedies.  Upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Lender and upon the Lender’s declaration:

(a)           the obligation of the Lender to make any further Loans hereunder shall terminate;

(b)           the unpaid principal amount of the Loans together with accrued interest and all Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(c)           the Lender may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Lender in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law.  Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Lender exercises remedies under the Security Documents with respect to Collateral, the Lender may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Lender shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

SECTION IX.

ASSIGNMENT AND PARTICIPATION

9.1.          Assignment.  TD Banknorth shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Loans to other banks or financial institutions (each an “Assignee”) and to furnish from time to time to prospective Assignees copies of the Loan Documents and any information concerning the Borrowers in its possession, provided that if no Default or Event of Default shall have occurred and be continuing, each Assignee which is not an Affiliate of TD Banknorth or a Federal Reserve Bank shall be subject to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed).  Each Assignee shall execute and deliver to TD Banknorth and the Borrower a joinder agreement.  Upon the execution and delivery of such joinder agreement, (a) such Assignee shall, on the date and to the extent provided in such joinder agreement, become a “Lender” party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a “Lender” with a Commitment as set forth in such joinder agreement, and TD Banknorth shall, on the date and to the extent provided in such joinder agreement, be released prospectively from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of TD Banknorth’s rights and obligations under this Agreement, TD Banknorth shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds any Notes, shall promptly surrender such Notes to the Borrower for cancellation, provided that if TD Banknorth has retained any Commitment, the Borrower shall execute and deliver to TD Banknorth new Notes in the amount of its retained Commitment; (c) the Borrower shall issue to such Assignee Notes in the amount of such Assignee’s Commitment, dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of Exhibit A; (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lender hereunder; and (e) the Borrower shall take such action as TD Banknorth may reasonably request to perfect any security interests or mortgages in favor of the Lender, including any Assignee which becomes a party to this Agreement.

If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States or any state thereof, such Assignee shall execute and deliver to the Borrower, simultaneously with or prior to such Assignee’s execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form W-8EC1 or W-8BEN (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United

States Federal Withholding Tax on all interest payments hereunder and all fees payable pursuant to any of the Loan Documents.  The Borrower shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished one of the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from (i) a condition or event affecting the Borrower or an act or failure to act of the Borrower or (ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring (x) after the date on which any such Assignee executes and delivers the counterpart joinder, or (y) after the date such Assignee shall otherwise comply with the provisions of Section 9.1(a), or (z) after the date a Participant is granted its participation.

The Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or any enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

Notwithstanding any other provisions of this 9.1, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” law of any State.

The Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 9.1 will, upon its becoming party to this Agreement, represent that it is an Eligible Transferee and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to Sections 9.1 and 9.2, the disposition of any promissory notes or other evidences or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

9.2.          Participations.  The Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one or more banks or other financial institutions (each a “Participant”) in all or any part of any Loans owing to the Lender and the Note held by the Lender, and shall have the right to furnish from time to time to prospective Participants copies of the Loan Documents and any information concerning the Borrowers in its possession provided that the Lender requires such Person to execute a participation agreement specifying that such Person shall be similarly bound by Section 10.16.  The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, provided that the documents evidencing any such participation may provide that, except with the consent of such Participant, the Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of the Lender hereunder, or (d) except as otherwise permitted hereunder, the release of any Collateral.  Notwithstanding the foregoing, no participation shall operate to increase the total Commitments hereunder or otherwise alter the substantive terms of this Agreement.  In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of such Note for all purposes under this Agreement and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.

SECTION X.

GENERAL

10.1.        Notices.  Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or five (5) days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

If to the Borrower, at:

Andover Medical, Inc.

510 Turnpike Street

North Andover, MA 01845

Attention:  Edwin Reilly, President

Facsimile:  (978) 557-1004

with a copy (which shall not constitute notice) to:

Phillips Nizer LLP

666 Fifth Avenue

New York, NY  10103

Attention:  Sandra J. Duboff, Esq., Elliot H. Lutzker, Esq.

Facsimile:  (212) 262-5152

If to the Lender, at:

TD Banknorth N.A.

61 Main Street

Andover, MA 01810

Attention:  Larisa Chilton, Vice President

Facsimile:  (978) 684-6599

with a copy (which shall not constitute notice) to:

Kutchin & Rufo, P.C.

155 Federal Street, 17th Floor

Boston, MA  02110-1727

Attention:  Edward D. Kutchin, Esq.

Facsimile:  (617) 542-3001

or at any other address specified by such party in writing.

10.2.        Expenses.  Whether or not the transactions contemplated herein shall be consummated, the Borrower promises to reimburse the Lender for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees and collateral evaluation costs) incurred or expended in connection with the preparation, filing or recording, interpretation or administration of this Agreement and the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof, or in connection with the enforcement of any Obligations, the exercise, preservation or enforcement of any rights, remedies or options of the Lender or the satisfaction of any Obligations, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder, including, without limitation, reasonable fees and disbursements of outside legal counsel and the allocated costs of in house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses; all fees, charges and expenses relating to any inspections, appraisals or examinations conducted in connection with the Loans or any Collateral; and all costs and expenses relating to any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral.  The amount of all such costs and expenses shall, until paid, bear interest at the rate applicable to Base Rate Loans and shall be an Obligation secured by the Collateral.  The Borrower will pay any taxes (including any interest and penalties in respect thereof), other than the Lender’s federal and state income taxes, payable on or with respect to the transactions contemplated by the Loan Documents (the Borrower hereby agreeing to indemnify the Lender with respect thereto).

10.3.        Indemnification.  The Borrower agrees to indemnify and hold harmless the Lender, as well as their respective shareholders, directors, officers, agents, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of attorneys, engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated.  In any investigation, proceeding or litigation, or the preparation therefor, the Lender shall select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Lender.  The Borrower authorizes the Lender to charge any deposit account or Note Record which it may maintain with any of them for any of the foregoing.  The covenants of this Section 10.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes, any other Loan Document or any other Obligation.

10.4.        Survival of Covenants, Etc.  All covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto or thereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of the Loans as herein contemplated and the termination of all Commitments, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or the Lender has any obligation to make any Loans hereunder.  Notwithstanding the foregoing, the provisions of Sections 10.2 and 10.3 shall continue in full force and effect after the payment in full of all Obligations.  All statements contained in any certificate or other writing delivered by or on behalf of the Borrower pursuant hereto or the other Loan Documents or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

10.5.        Set-Off.  Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Lender or any of its branch offices to the Borrower may, at any time and from time to time without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Lender against any and all Obligations of the Borrower in such manner as the head office of the Lender or any of its branch offices in its sole discretion may determine, and the Borrower hereby grants the Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

10.6.        No Waivers.  No failure or delay by the Lender in exercising any right, power or privilege hereunder, under the Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon.  No course of dealing or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

10.7.        Amendments, Waivers, etc.  Neither this Agreement nor the Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Lender and also, in the case of amendments, by the Borrower.

10.8.        Binding Effect of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign or transfer its rights or obligations hereunder.

10.9.        Lost Note, Etc.  Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrowers will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

10.10.      Captions; Counterparts.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

10.11.      Entire Agreement, Etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements (including the Commitment Letter dated March 28, 2007 between the Lender and the Borrower) with respect to the subject matter hereof.

10.12.      Waiver of Jury Trial.  EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THE LOANS AND THE LOAN DOCUMENTS, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS OT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

10.13.      Governing Law; Jurisdiction; Venue.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN SUFFOLK COUNTY IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDER UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE BORROWER’S ADDRESS SET FORTH HEREIN.  THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THIS SECTION AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.14.      Patriot Act.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.15.      Severability. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

10.16.      Confidentiality.  The Lender shall keep confidential and not publish, disclose or otherwise divulge (and cause its respective officers, directors, employees, agents and representatives to keep confidential and not publish, disclose or otherwise divulge) the Information (as defined below), except that  Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents,  affiliates and representatives (including counsel) as need to know such Information (who will be informed of the confidential nature of the Information), (b) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any regulatory authority (in which event notice thereof will be provided to the Borrower and the applicable party to the extent not prohibited by applicable), (c) in connection with the exercise of any rights or remedies hereunder or under any Loan Document, or any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loans Documents, (d) as reasonably required by any bona fide potential transferee or potential participant in connection with  the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees to be bound by the provisions of this Section 10.16) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16) or (e) to the extent such Information (i) becomes publicly available other tan as a result of breach of this Section 10.16 or (ii) becomes available, or was available, to Lender on a nonconfidential basis from a source other than the Borrower or any of its affiliates and such source is not bound by a confidentiality agreement to the Borrower and is not otherwise prohibited from transmitting the information to a third party.  In the case of clause (b) Lender shall promptly notify Borrower so that Borrower may seek a protective order.  For the purposes of this Section, the term “Information” shall mean all financial statements, reports, and patient records in the possession of Borrower (including all analyses, compilations and studies prepared by any Lender based on any of the foregoing), whether in writing or in a computer data base , that are received from the Borrower or any of its Affiliates, other than any of the foregoing that were available to any Lender on a nonconfidential basis prior to its disclosure thereto by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information (other than patient records) is clearly identified at the time of delivery as confidential. The Lender agrees to comply with patient confidentiality provisions of HIPAA Electronic Health Care Transactions and Code Sets standards (45 C.F.R. Parts 160, 162), as amended from time to time and  the Standards for Privacy of Individually Identifiable Health Information(as published in Federal Register, August 14, 2002) and other rules  and regulations  promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, modified or supplemented from time to time.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement under seal as of the date first above written.

ANDOVER MEDICAL, INC.

By:	/s/ Edwin A. Reilly
Edwin A. Reilly
Title: Chief Executive Officer

ORTHO-MEDICAL PRODUCTS, INC.

By:	/s/ Edwin A. Reilly
Edwin A. Reilly
Title: Chief Executive Officer

RAINIER SURGICAL INCORPORATED

By:	/s/ Edwin A. Reilly
Edwin A. Reilly
Title: Chief Executive Officer

TD BANKNORTH, N.A.

By:	/s/ Larisa Chilton
Larisa Chilton
Vice President

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

$4,000,000.00	May , 2007

FOR VALUE RECEIVED, the undersigned                             , a                           corporation (the “Borrower”), absolutely and unconditionally promises to pay to the order of TD Banknorth, N.A. (“Lender”) at 61 Main Street, Andover, Massachusetts 01810:

(a)  on the Revolving Credit Maturity Date, the principal amount of FOUR MILLION DOLLARS ($4,000,000.00) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans owing to the Lender pursuant to the Credit Agreement of even date herewith, as amended or supplemented from time to time (the “Credit Agreement”), by and among the Borrower and the Lender; and

(b)           interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such principal amount is paid in full, at the times and at the interest rates and pursuant to such calculations, as are provided in the Credit Agreement.

This note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrower in accordance with the terms of the Credit Agreement and is one of the Notes referred to therein.  The Lender and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  This Note is secured by the Security Documents described in the Credit Agreement.

All capitalized terms used but not otherwise defined herein shall have the same meanings given to them in the Credit Agreement.  The terms of the Credit Agreement are hereby incorporated herein by reference.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Agreement.

Upon the occurrence and during the continuance of any Event of Default, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed and enforced in accordance with such laws (without regard to conflicts of laws rules).

Time is of the essence with respect to this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed under seal by its duly authorized officer as of the day and year first above written.

ANDOVER MEDICAL, INC.

By:
Title:

EXHIBIT A-2

FORM OF ACQUISITION LINE NOTE

$1,000,000.00	May , 2007

FOR VALUE RECEIVED, the undersigned                         , a                       corporation (the “Borrower”), absolutely and unconditionally promises to pay to the order of TD Banknorth, N.A. (“Lender”) at 61 Main Street, Andover, Massachusetts 01810 the principal sum of One Million and 00/100 Dollars ($1,000,000.00) or, if less, the then aggregate unpaid amount of all of Borrower’s outstanding Acquisition Loans made on or after the date hereof, as reflected on the books, records and ledgers of the Lender, as well as all other obligations of the Borrower which may at any time be due the Lender (if such balances or obligations are other than One Million and 00/100 Dollars ($1,000,000.00), together with interest thereon at the rates hereinafter provided which shall be due and payable upon the outstanding principal balance until paid in full, in accordance with a certain Credit Agreement of even date herewith between the Borrower and the Lender (the “Credit Agreement”).

This Note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrower in accordance with the terms of the Credit Agreement and is one of the Notes referred to therein.  The Lender and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof.  This note is secured by the Security Documents described in the Credit Agreement.

All capitalized terms used but not otherwise defined herein shall have the same meanings given to them as in the Credit Agreement.  The terms of the Credit Agreement are hereby incorporated herein by reference.

Prior to the Conversion Date, principal sums advanced under this note may be repaid and reborrowed in accordance with the terms of the Credit Agreement.  No Borrowing or Loan under this Note shall be made after the Conversion Date.

Principal amounts advanced under this note (the “Acquisition Loan”) shall convert to a fixed term loan on May    , 2009 (the “Conversion Date”).

Commencing one month after the Conversion Date and on the same day of each succeeding month, the Borrower will repay the (then) outstanding principal balance of the Acquisition Loans, together with interest thereon, in thirty-six (36) equal consecutive monthly installments, each of which shall be in an amount consisting of: (x) principal in an amount equal to one thirty-sixth (1/36) of the outstanding balance of the Acquisition Loan on the Conversion Date, and (y) accrued interest then on the unpaid principal balance of the Acquisition Loans at the rate(s) then in effect.  The entire unpaid principal balance of the Acquisition Loan, together with all accrued but unpaid interest thereon shall be due and payable on the Acquisition Loan Maturity Date.

Upon the occurrence and during the continuance of any Event of Default, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.

This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and for all purposes shall be governed by and construed and enforced in accordance with such laws (without regard to conflicts of laws rules).

Time is of the essence with respect to this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed under seal by its duly authorized officer as of the day and year first above written.

ANDOVER MEDICAL, INC.

By:
Title:

EXHIBIT B

TD Banknorth, N.A.

61 Main Street

Andover, MA 01810

Re:	Credit Agreement Dated as of May , 2007
(the “Agreement”)

Ladies and Gentlemen:

Pursuant to Section 2.3 of the Agreement the undersigned hereby confirms its request made on                       ,         for a [Base Rate] [LIBOR] Loan in the amount of $                on                   ,               .

The Loan is to be applied against the [Revolving Credit Commitment][Acquisition Loan Commitment]

[Said Loan represents a conversion of the [Base Rate] [LIBOR] Loan in the same amount made on               .]*

The representations and warranties contained or referred to in Section 4 of the Agreement are true and accurate on and as of the effective date of the Loan as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and no Default or Event of Default has occurred and is continuing or will result from the Loan.

ANDOVER MEDICAL, INC.

By:
Title:

Date

* To be inserted in any request for a conversion.

EXHIBIT C

[DISCLOSURE]

EXHIBIT D

COMPLIANCE CERTIFICATE

*              If a Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

EXHIBIT E

BORROWING BASE REPORT

[See attached]

EXHIBIT F

ACQUISITION CERTIFICATE

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4.22.	SEC Matters	38

SECTION V.	AFFIRMATIVE COVENANTS	39
5.1.	Financial Statements	40
5.2.	Conduct of Business	42
5.3.	Maintenance and Insurance	42
5.4.	Taxes	43
5.5.	Inspection	43
5.6.	Maintenance of Books and Records	43
5.7.	Use of Proceeds	44
5.8.	Additional Collateral / Further Assurances	44
5.9.	Notification Requirements	45
5.10.	ERISA Compliance and Reports	45
5.11.	Environmental Compliance	46
5.12.	Loss or Depreciation of Collateral	47
5.13.	Subsidiaries	44
5.14	Accounts Covenants	47
5.15	Power of Attorney	48
5.16	Discharge of Judgment Lien	50

SECTION VI.	FINANCIAL COVENANTS	50
6.1.	Leverage Ratio	50
6.2.	Total Debt Service Coverage Ratio	50
6.3.	Capital Expenditures	50

SECTION VII.	NEGATIVE COVENANTS	50
7.1.	Indebtedness	50
7.2.	Contingent Liabilities	51
7.3.	Encumbrances	51
7.4.	Consolidation, Merger, Purchase or Sale of Assets, etc	52
7.5.	Subsidiaries	53
7.6.	Restricted Payments	54
7.7.	Investments; Purchases of Assets	54
7.8.	ERISA Compliance	54
7.9.	Transactions with Affiliates	54
7.10.	Fiscal Year	55
7.11	Geographic Markets	55

SECTION VIII.	DEFAULTS	55
8.1.	Events of Default	55
8.2.	Remedies	57

SECTION IX.	ASSIGNMENT AND PARTICIPATION	58
9.1.	Assignment	58
9.2.	Participations	59

SECTION X.	GENERAL	60

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10.1.	Notices	60
10.2.	Expenses	61
10.3.	Indemnification	61
10.4.	Survival of Covenants, Etc	62
10.5.	Set-Off	62
10.6.	No Waivers	62
10.7.	Amendments, Waivers, etc	62
10.8.	Binding Effect of Agreement	63
10.9.	Lost Note, Etc	63
10.10.	Captions; Counterparts	63
10.11.	Entire Agreement, Etc	63
10.12.	Waiver of Jury Trial	63
10.13.	Governing Law; Jurisdiction; Venue	64
10.14.	Patriot Act	64
10.15.	Severability	64
10.16.	Confidentiality	64

EXHIBITS

EXHIBIT A-1	Form of Revolving Credit Note
EXHIBIT A-2	Form of Acquisition Line Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Disclosure
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Borrowing Base Report
EXHIBIT F	Form of Acquisition Certificate

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